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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF DESIGNATIONS OF
                   SERIES A 6% CONVERTIBLE PREFERRED STOCK OF
                           5B TECHNOLOGIES CORPORATION

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     The undersigned, Glenn Nortman, hereby certifies that:

     I. I am the duly elected and acting Chief Executive Officer of 5B Technologies Corporation, a Delaware corporation (the "CORPORATION").

     II. The Certificate of Incorporation of the Corporation authorizes five million (5,000,000) shares of preferred stock, $0.01 par value per share.

     III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") on April 13, 2000 pursuant to the Certificate of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Delaware.

RESOLUTIONS

     WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish and issue one or more series of preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon as the Board of Directors may determine.

     WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

     A. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as the Series A 6% Convertible Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be three thousand five hundred (3,500) (which shall not be subject to increase or decrease). Each share of Series A Preferred Stock shall have a par value of $0.01 per share and a stated value (the "Stated Value") of the Liquidation Preference (as hereinafter defined in Section C(1)).

     B. DIVIDENDS.

     (1) Holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 6% (the "Dividend Rate") of the Liquidation Preference per share per annum (subject to appropriate adjustments in the event


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of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), and no more, payable in accordance with the provisions of this Certificate of Designations.

     (2) At the election of the Corporation, each dividend on the Series A Preferred Stock shall be paid on the Delivery Date (as defined in Subsection G(2)(a) of this Certificate of Designations) either in shares of Common Stock of the Corporation, $0.04 par value per share ("Common Stock"), or in cash with respect to any shares of Series A Preferred Stock which are the subject of a Notice of Conversion (as defined in Subsection G(2)(a) of this Certificate of Designations). Dividends paid in shares of Common Stock shall be paid (based on an assumed value of $1,000 per share) in full shares only, with a cash payment equal to the value of any fractional shares. Each dividend paid in cash or capital stock of the Corporation shall be mailed to the holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series A Preferred Stock will receive written notification from the Corporation or the transfer agent if a dividend is paid in kind, which notification will specify the number of shares of Common Stock paid as a dividend. All holders of shares of Common Stock issued as dividends shall be entitled to all of the rights and benefits relating to shares of Common Stock as set forth in the Corporation's Certificate of Incorporation.

     (3) Holders of the Series A Preferred Stock shall be entitled to payment of any dividends in preference and priority to any payment of any cash dividend on Common Stock or other class or series of capital stock ranking junior to the Series A Preferred Stock (such stock being collectively referred to herein as the "Junior Stock"). Dividends on the Series A Preferred Stock shall accrue with respect to each share of the Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Corporation. At the earlier of: (1) the redemption or conversion of the Series A Preferred Stock, or (2) the liquidation of the Corporation, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of the Series A Preferred Stock in accordance with the provisions of this Certificate of Designations. No accumulation of dividends on the Series A Preferred Stock shall bear interest.

     C. LIQUIDATION, DISSOLUTION OR WINDING UP.

          (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to one thousand dollars ($1,000) per share of Series A Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of


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the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (2) After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock upon the dissolution, liquidation, or winding up of the Corporation, all of the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Preferred Stock and the Junior Stock, with each share of Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

     D. VOTING.

          (1) Each holder of outstanding shares of Series A Preferred Stock shall be entitled, at each meeting of stockholders of the Corporation (and with respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Subsection I hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Except as provided by law, and by the provisions of Section J below, holders of Series A Preferred Stock shall vote together with the holders Common Stock as a single class.

          (2) The holders of the Series A Preferred Stock shall not be entitled to any rights of cumulative voting with respect to their shares.

     E. OTHER SECURITIES. Subject to any limitations contained in this Certificate of Designations, the Corporation's Certificate of Incorporation and/or the Primary Documents (as defined in the Securities Purchase Agreement, dated as of the Closing Date (as defined therein), hereinafter the "Securities Purchase Agreement"), the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series A Preferred Stock.

     F. CAPITAL REORGANIZATION. If the Corporation shall at any time hereafter subdivide or combine its outstanding shares of Common Stock, declare a dividend payable in Common Stock, or in case of any capital reorganization or reclassification of the shares of Common Stock of the Corporation, the number of shares of the Series A Preferred Stock and the


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Stated Value of the Series A Preferred Stock shall be adjusted appropriately to allow the holders of the Series A Preferred Stock, as nearly as reasonably possible, to maintain (i) the aggregate Stated Value of the Series A Preferred Stock, and (ii) their pro rata interest in the Corporation and in the Common Stock upon conversion of the Series A Preferred Stock, that each holder had prior to any such subdivision, combination, stock dividend, reorganization or reclassification.

          G.   Conversion.

          (1) The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Series A Preferred Stock Conversion Rights"):

               (a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000, plus the amount of any accrued and unpaid dividends the Corporation elects to pay in Common Stock, by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall be the lower of (i) nine dollars ($9.00) or (ii) 80% of the average of the three lowest Closing Bid Prices of the shares of Common Stock during the thirty (30) trading days immediately preceding the Series A Preferred Stock Conversion Date (as hereinafter defined). For purposes of this Certificate of Designations, the term "Closing Bid Price" means, for any security as of any date, the closing bid price on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, L.P. ("Bloomberg") or, if applicable, the closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price of the Common Stock can not be calculated on such date on any of the foregoing bases, the Closing Bid Price of the Common Stock on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock being converted for which the calculation of the Closing Bid Price is required in order to determine the Conversion Price of such shares. "Trading day" shall mean any day on which the Corporation's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. If, during any period following the Closing Date (such period, a "Blackout Period"), as a result of the occurrence of any of the events set forth in Section 3(f) and 3(g) of the Registration Rights Agreement, dated as of the Closing Date, by and between the Corporation and the Purchaser set forth therein (the "Registration Rights Agreement"), the Purchaser set forth therein is not able to sell shares of Common Stock issuable upon conversion of, or in lieu of dividends on, shares of Series A Preferred Stock pursuant to a registration statement filed pursuant to such agreement, the holders of shares of Series A Preferred Stock shall have the right, for the next three (3) trading days following any Blackout Period, to designate as the Conversion Price any Conversion Price that would

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          have been applicable during such Blackout Period had such Series A
          Preferred Stock shareholder delivered a Notice of Conversion with respect to any such Series A Preferred Stock on any date during such Blackout Period.

               (b) In the event that the Corporation's stock is listed on the Nasdaq SmallCap or National Market, at any time that the number of shares of Common Stock issued (A) upon conversion of the Series A Preferred Stock and (B) in lieu of dividend payments on the Series A Preferred Stock, shall equal 19.9% or more of the Corporation's outstanding Common Stock (a "Common Stock Redemption Event"), the Corporation shall (x) redeem, all of the remaining shares of Series A Preferred Stock at a price per share equal to 120% of the Liquidation Preference per share of Series A Preferred Stock plus all accrued but unpaid dividends on such shares of Series A Preferred Stock or (y) call a special meeting of its stockholders for the purpose of approving the transactions contemplated by the Securities Purchase Agreement, including the issuance of the Series A Preferred Stock on the terms set forth therein, together with any other approvals that shall be required so as to cause the transactions contemplated by the Securities Purchase Agreement to remain in compliance with the Rules and Regulations of The Nasdaq Stock Market (including Rules 4300 and 4310 of Nasdaq's Non-Qualitative Designation Criteria in connection with conversions of Series A Preferred Stock; such approvals are referred to herein as the "Required Approvals"). The Corporation shall determine within five (5) business days following the receipt of a Notice of Conversion which of such actions it shall take, and shall promptly furnish notice to each of the holders of Series A Preferred Stock as to such determination, including, if applicable, a notice of redemption. In no event shall the Corporation issue shares of Common Stock upon conversion of, or in lieu of dividend payments on, the Series A Preferred Stock, after the occurrence of a Common Stock Redemption Event until the Required Approvals, if any, are obtained. In no event may the Company issue more than 19.9% of the Corporation's outstanding Common Stock shares of Common Stock as a result of a conversion of Series A Preferred Stock pursuant to this Section G.

               (c) If the Corporation elects to call a special meeting of its stockholders pursuant to Subsection G(1)(b) of this Certificate of Designations to obtain the Required Approvals, the Corporation shall use its best efforts to obtain such Required Approvals within forty-five (45) days after the date of the related Common Stock Redemption Event (such forty-five (45) day period is referred to herein as an "Approval Period"). If the Corporation does not obtain the Required Approvals within the Approval Period and the Corporation receives a Notice of Conversion after the termination of the Approval Period, the Corporation must promptly redeem, all of the remaining shares of Series A Preferred Stock at a price per share equal to 120% of the Liquidation Preference per share of Series A Preferred Stock plus all accrued but unpaid dividends on such shares of Series A Preferred Stock.

               (2) The Series A Preferred Stock Conversion Rights shall be exercised as follows:

               (a) The Corporation will permit each holder of Series A Preferred Stock to exercise its right to convert the Series A Preferred Stock by faxing an


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          executed and completed notice of conversion (the "Notice of
          Conversion") to the Corporation, and delivering within three (3) business days thereafter, the original Notice of Conversion (and the certificates representing the related shares of Series A Preferred Stock) to the Corporation by hand delivery or by express courier, duly endorsed. Each date on which a Notice of Conversion is faxed in accordance with the provisions hereof shall be deemed a "Series A Preferred Stock Conversion Date." The Corporation will transmit the certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock (together with certificates representing the related shares of Series A Preferred Stock not so converted and, if applicable, a check representing any fraction of a share not converted) to such holder via express courier as soon as practicable, but in all events no later than (the "Delivery Date") three (3) business days after the Series A Preferred Stock Conversion Date. For purposes of this Certificate of Designations, such conversion of the Series A Preferred Stock shall be deemed to have been made immediately prior to the close of business on the Series A Preferred Stock Conversion Date.

               (b) In lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of the Series A Preferred Stock, provided that the Corporation's transfer agent is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, on the written request of a holder of Series A Preferred Stock who shall have previously instructed such holder's prime broker to confirm such request to the Corporation's transfer agent, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit such Common Stock to such holder by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system no later than the applicable Delivery Date.

               (c) The Corporation will at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Common Stock to provide for the conversion of the Series A Preferred Stock. The Corporation will use its commercially reasonable efforts at all times to maintain a number of shares of Common Stock so reserved for issuance that is no less than the sum of (i) two (2) times the number that would then actually be issuable upon the conversion of five thousand (5,000) shares of Series A Preferred Stock, and (ii) the exercise of the Warrants (each as defined in the Securities Purchase Agreement). Before taking any action which would cause an adjustment reducing the Conversion Price below the established par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel or in the opinion of counsel to holders of the Series A Preferred Stock, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               (3) In the event of a liquidation of the Corporation, the Series A Preferred Stock Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of the Series A Preferred Stock.


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               (4) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may (subject to the rules of the SEC or unless the underwriter reasonably objects), at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

               (5) A holder may not convert its shares of Series A Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in such holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined below) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of accrued dividends on, the shares of Series A Preferred Stock held by such holder after application of this Section. Since such holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by such holder or an affiliate thereof, such holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that such holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Series A Preferred Stock are convertible shall be the responsibility and obligation of such holder. If such holder has delivered a Notice of Conversion for shares of Series A Preferred Stock that, without regard to any other shares that such holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify such holder of this fact and shall honor the conversion for the maximum number of shares of Series A Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section G and, at the option of such holder, either retain shares of Series A Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series A Preferred Stock permitted to such holder. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 61 days prior notice to the Corporation. Other holders shall be unaffected by any such waiver.

               (6) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective and applicable Conversion Price.

               (7) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be


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necessary or appropriate in order to protect the Series A Preferred Stock
Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               (8) In the event (a) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation, (b) that the Corporation subdivides or combines its outstanding shares of Common Stock, (c) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), (d) of any consolidation or merger of the Corporation into or with another corporation, (e) of the sale of all or substantially all of the assets of the Corporation, or (f) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to each holder of the Series A Preferred Stock at their last address as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (i) below or twenty (20) days before the date specified in
(ii) below, a notice stating

               (i) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

               (ii) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

               (9) All shares of Series A Preferred Stock, plus all accrued and unpaid dividends thereon, shall, without any further action on the part of the Corporation, the holders of the Series A Preferred Stock or any other person, automatically be converted into shares of Common Stock in accordance with the terms of this Section G on April 17, 2003.

               H. SINKING FUND. There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Preferred Stock or the redemption of any shares thereof.

               I. REDEMPTION EVENTS. In case one or more of the following events, each a redemption event, shall have occurred:

               (a) if the Corporation fails to have the Registration Statement covering the Registrable Securities (as such terms are defined in the

               Registration Rights Agreement) first become effective within one hundred fifty (150) days of the date of the Stock Purchase Agreement, at the option of the Purchaser; or

               (b) failure to deliver the shares of Common Stock required to be delivered upon conversion of the shares of Series A Preferred
          Stock in the manner and at the time required by Section 5 of the Securities Purchase Agreement; or

               (c) failure of the Corporation to have authorized the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred

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          Stock or exercise of the Stock Purchase Warrants (as defined in the
          Securities Purchase Agreement);

               (d) failure on the part of the Corporation to cure any material breach in a material provisions of this Certificate of Designations or any of its other material covenants or agreements contained in the Securities Purchase Agreement, or to cure any material breach in a material representation or covenant contained in the Securities Purchase Agreement or the Registration Rights Agreement, for a period of ten (10) days after the date on which written notice of such failure or breach requiring the same to be remedied has been given by a registered holder of shares of Series A Preferred Stock to the Corporation;

               (e) a decree or order by a court having jurisdiction has been entered adjudging the Corporation (or any Material Subsidiary) a bankrupt or insolvent, or approving a petition seeking reorganization of the Corporation (or any Material Subsidiary) under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Corporation (or any Material Subsidiary) or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of sixty (60) days;

               (f) the Corporation (or any Material Subsidiary) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under applicable law, or consents to the filing of any such petition or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or if the Corporation (or any Material Subsidiary) shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or if the Corporation (or any Material Subsidiary) takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

               (g) if any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness (excluding, non-recourse indebtedness relating to the leasing or financing of equipment or software) of the Corporation (or a Material Subsidiary), in excess of $250,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $250,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable;


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               (h) If a final judgment which, either alone or together with other outstanding final judgments against the Corporation and its subsidiaries, exceeds an aggregate of $250,000 shall be rendered against the Corporation (or any Material Subsidiary) and such judgment shall have continued undischarged or unstayed for thirty (30) days after entry thereof; or

               (i) If there shall occur a Change in Control of the Corporation (as defined below). Nothing in this subsection shall limit the right of a holder of Series A Preferred Stock to convert their shares of Series A Preferred Stock on or prior to such Change in Control. For purposes hereof, a "Change in Control" shall be deemed to have occurred if (A) any person or group (as defined for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall have become the beneficial owner or owners of more than 50% of the outstanding voting stock of the Corporation; (B) there shall have occurred a merger or consolidation in which the Corporation or an affiliate of the Corporation is not the survivor or in which holders of the Common Stock of the Corporation shall have become entitled to receive cash, securities of the Corporation other than voting common stock or securities of any other person; (C) at any time persons constituting the Existing Board of Directors cease for any reason whatsoever to constitute at least a majority of the members of the Board of Directors of the Corporation; or (D) there shall have occurred a sale of all or substantially all the assets of the Corporation. For purposes hereof, the term "Existing Board of Directors" shall mean the persons constituting the Board of Directors of the Corporation on the date hereof, together with each new director whose election, or nomination for election by the Corporation's stockholders is approved by a vote of the majority of the members of the Existing Board of Directors who are in office immediately prior to the election or nomination of such director.

               then, and in each and every such case, so long as such redemption event has not been remedied, the holders of not less than fifty-one percent (51%) of the shares of Series A Preferred Stock then outstanding, by notice in writing to the Corporation (the date of such notice the "Redemption Notice Date"), may demand that the Corporation redeem, and the Corporation shall redeem, each share of Series A Preferred Stock then outstanding at a price per share equal to one hundred twenty-five percent (125%) of the sum of (x) the Stated Value and (y) the aggregate accrued and unpaid dividends on such Redemption Notice Date

               For purposes of this Section I "Material Subsidiary" means any subsidiary with respect to which the Corporation has directly or indirectly invested, loaned, advanced or guaranteed the obligations of an aggregate amount exceeding fifteen percent (15%) of the Corporation's gross assets, or the Corporation's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Corporation's gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Corporation based upon the most recent financial statements of such subsidiary and the Corporation.

               J. AMENDMENT. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series A Preferred Stock. The Corporation shall not amend this Certificate of Designations or alter or repeal the preferences, rights, powers or


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

other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

               IN WITNESS WHEREOF, the Corporation., has caused its corporate seal to be hereunto affixed and this certificate to be signed by Glenn Nortman, its Chief Executive Officer, this 14th day of April, 2000.


                                 5B TECHNOLOGIES CORPORATION

                                 By: /s/ Glenn Nortman
                                    ------------------------------
                                    Name:   Glenn Nortman
                                    Title:  Chief Executive Officer


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